Exhibit 23.1


                      [Letterhead of Moores Rowland Mazars]

                         Consent of Independent Auditors


We consent to inclusion in Form 8-K/A of Orsus Xelent Technologies, Inc., formerly known as Universal Flirts Corp. dated May 13, 2005 of our report dated January 27, 2005 relating to the combined balance sheets of United First International Limited and its subsidiary as of September 30, 2004 and December 31, 2003 and the related combined statements of operations, changes in stockholders' equity and cash flows for the nine months period ended September 30, 2004 and period from May 6, 2003 to December 31, 2003.





/s/ Moores Rowland Mazars

Moores Rowland Mazars
Chartered Accountants
Certified Public Accountants
Hong Kong

Dated: May 13, 2005